Exhibit 10.5.12
SUMMARY OF CALPINE EMERGENCE INCENTIVE PLAN
a.	The Emergence Incentive Plan provides cash awards payable at emergence to selected senior employees. Approximately 20 senior employees have been selected for participation in the Emergence Incentive Plan, which includes primarily executive vice presidents and a select group of senior vice presidents.

b.	The Emergence Incentive Plan provides for a variable cash award contingent upon the achievement of certain performance metrics. These cash payments will not be made until Debtors’ emergence from Chapter 11 and will be distributed among eligible employees at the discretion of the chief executive officer. Employees who terminate their employment voluntarily will not be eligible for any payment under the Emergence Incentive Plan. If (i) the employee’s employment is terminated involuntarily (and not for cause), (ii) the employee’s business unit is sold prior to emergence or (iii) the employee dies or becomes disabled, then he or she would remain eligible for payment under the plan. Such payments, however, would be deferred until active participants receive their payment.

c.	The Emergence Incentive Plan consists of an incentive pool created according to market adjusted enterprise value (“Market AEV”)[1] and plan adjusted enterprise value (“Plan AEV”)[2]. The Emergence Incentive Plan begins with an incentive pool of $5.45 million earned for the successful consummation of a plan of reorganization and a threshold Plan AEV of at least $5.0 billion. The incentive pool will then be increased by $285,000 for each incremental increase of $100 million to Market AEV above $5.0 billion.

[1]	Market-Based Adjusted Enterprise Value (“Market AEV”) shall be equal to:

The market value of debt that is primarily the obligation of reorganized Calpine Corporation (“Calpine”) (i.e., debt other than all project-level debt and guarantees thereon including, without limitation, notes payable, capital leases, project loans, project-level preferred interests, and sale lease back obligations (collectively, “Project-Level Debt”); plus the market value of preferred equity at reorganized Calpine; minus cash on the balance sheet of reorganized Calpine upon the effective date of a Plan of Reorganization (other than any restricted cash held by direct or indirect subsidiaries of reorganized Calpine, including but not limited to, project-level cash that is not readily available for use by Calpine Corporation (e.g., project-level construction accounts, project-level debt service reserves), collateral posted in favor of trading counterparties, cash posted to collateralize letters of credit and pre-petition asset sale proceeds in escrow); plus the market value of reorganized Calpine’s common stock (and any other equity-linked securities including warrants) excluding non-vested equity (including options) issued as part of the management incentive compensation pursuant to a Plan of Reorganization. All market prices shall be calculated as a 10-day average beginning on the 60th trading day following the consummation date and for the following nine (9) trading days. Prices for debt and preferred equity shall be calculated as an average price based on AdvantageData (ADI quote), Factset, Markit Loans (LoanX) and Bloomberg. The average market price for any given debt, preferred or convertible security on any given day shall be equal to the average of the trade prices for all trades recorded on that day greater than or equal to $1 million of said security. Any corporate-level debt, equity or equity-linked security (“Corporate-Level Securities”) for which there is no publicly quoted price shall be valued at face value. Volume weighted-average prices for common equity shall be determined by reference to Bloomberg’s AQR function. Market AEV shall be further adjusted for the exclusion of any debt or other securities issued at reorganized Calpine used to refinance Project-Level Debt.

[2]	Plan-Based Adjusted Enterprise Value (“Plan AEV”) shall be equal to:

Total Enterprise Value, as set forth in a confirmed Plan of Reorganization and/or its accompanying Disclosure Statement, plus cash (excluding cash escrowed from pre-petition asset sales) which will be distributed on or around the effective date in accordance with said Plan of Reorganization (excluding any cash raised through any and all post-petition and exit financing transactions); minus the book value of all Project-Level Debt. Plan AEV shall be further adjusted upward, to include (a) cash received from asset sales consummated post-petition used to repay any Corporate-Level Securities prior to the consummation of the Plan of Reorganization; and (b) corporate-level cash used to repay Corporate-Level Securities during the pendency of the chapter 11 cases (excluding any cash raised through all pre- or post-petition financing and cash held in escrow from pre-petition asset sales).